EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-274487, 333-255191, and 333-214582) and Form S-3 (333-268150) of Global Net Lease, Inc of our report dated February 27, 2025 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in the 2024 Annual Report to Shareholders, which is incorporated by reference in this Annual Report on Form 10-K. We also consent to the incorporation by reference of our report dated February 27, 2025 relating to the financial statement schedules, which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP
New York, New York
February 27, 2025